PEOPLES-SIDNEY FINANCIAL CORPORATION
                                  EXHIBIT 99.1

                                   CHARTER FOR
                THE CORPORATE GOVERNANCE AND NOMINATING COMMITTEE
                     OF PEOPLES-SIDNEY FINANCIAL CORPORATION

      1. PURPOSE. The Committee is intended to provide a forum for independent Directors to address issues of corporate governance to ensure that the board is appropriately constituted and conducts its affairs in a manner that will best serve the interests of the Company and its stockholders.

      2. ORGANIZATION. The Committee shall consist of at least two independent Directors. The committee chair shall be elected by and from the Committee. The Committee shall meet at least twice each year.

      3. PRINCIPAL RESPONSIBILITIES. The principal responsibilities of the Committee shall be as follows:

General

      o Periodically review and recommend to the Board any appropriate modifications to the Company's Corporate Governance Policy.

      o Periodically review and recommend to the Board any appropriate changes to the process for evaluation of the CEO and to oversee the Board's self-assessment process.

      o Evaluate candidates for the positions of CEO and Chairman as appropriate.

      o In carrying out its duties, the Committee will confer with and solicit the views of the Chairman and the CEO.

Board Composition and Membership

      o Establish criteria for the selection of new directors and nominees for vacancies on the Board. At a minimum, such nominees should be less than 60 years old, able to read and understand basic financial statements, have business experience, exhibit high moral character and hold at least 100 shares of the Company's common stock. The Committee shall look for nominees who:

                  >> meet the Company's strategic needs and will be most effective in meeting the long term interests of the Company and its stockholders;

                  >> have an understanding of the regulatory and policy environment in which the Company operates; and

                  >> have diverse experience in the key business, financial and other challenges that face the Company.

                  >> Identify and evaluate the qualifications, skills and other attributes of prospective nominees for the Board, including those individuals properly nominated by stockholders.


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                      PEOPLES-SIDNEY FINANCIAL CORPORATION

                  >> Recommend to the Board a slate of potential nominees to be proposed at the Company's annual meeting of stockholders, including the nomination of incumbent directors for re-election, as appropriate.

                  >> Evaluate the performance of any Director whose term is expiring and whether such Director should be invited to stand for reelection.

                  >> Consider and recommend to the Board the appropriate size of the Board and retirement and other tenure policies for Directors.

                  >> Reassess annually the composition, challenges and needs of the Board as whole, both in connection with recommending candidates for election to the Board and in analyzing the composition of the Board committees. The assessment of the overall composition of the Board considers issues of judgment, diversity in skills, background, and experience.

                  >> Review the tendered resignation of a Director for reason of change of employment or other circumstances and make a recommendation regarding his or her suitability for remaining on the board.

                  >> Review and determine the philosophy underlying the Director's compensation and be informed regarding the Compensation Committee's actions in approving executive compensation to maintain alignment between stockholder interest, management and the Board's role to ensure that alignment. The Committee shall conduct a thorough analysis of director compensation and stock ownership at least every three years and make a recommendation to the Board for any adjustments deemed appropriate.


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